EXHIBIT 5


                [KEATING, MUETHING & KLEKAMP, P.L.L. LETTERHEAD]


ROBERT E. COLETTI
DIRECT DIAL:  (513) 579-6559
FACSIMILE:  (513) 579-6956
E-MAIL:   RCOLETTI@KMKLAWCOM

                                 March 22, 1999


Ladies and Gentlemen:

     This firm is general counsel to Meridian Diagnostics, Inc. and as such, we are familiar with the Company's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company's 1999 Directors' Stock Option Plan and the 1996 Stock Option Plan Amended and Restated Effective January 22, 1999 which calls for the issuance of shares of Common Stock to employees of the Company and its subsidiaries upon exercise of options granted to them. Based solely upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Ohio; and

     2. The Company has taken all necessary and required corporate actions in connection with the proposed issuance of 50,000 and 500,000 shares respectively of Common Stock pursuant to the 1999 Directors' Stock Option Plan and the 1996 Stock Option Plan Amended and Restated Effective January 22, 1999, and the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         KEATING, MUETHING & KLEKAMP, P.L.L.



                                         By:/s/ Robert E. Coletti
                                            --------------------------------
                                                Robert E. Coletti